BIB HOLDINGS ANNOUNCES AGREEMENT TO ACQUIRE INCODE CORPORATION

New York, August 30, 2004 - BIB Holdings Ltd. ("BIB") (OTCBB: BIBO), today announced its execution of an agreement to acquire Incode Corporation ("Incode"), a privately held technology services company whose business model is the acquisition, development and commercialization of innovative subscription-based eBusinesses.

Incode's goal is to sequentially develop numerous subscription-based eBusinesses that are capable of generating recurring revenue streams and above-average operating margins. Its tactical plan is to develop and/or acquire these businesses sequentially, driving each to critical mass and leveraging their respective earnings into the continued development of additional subscription-based eBusinesses. The first of these eBusinesses will be in the lucrative online personals industry.

THE ONLINE PERSONALS INDUSTRY
The increased cultural acceptance and growth of online personals has translated into an attractive business opportunity. In October 2003, Nielsen//NetRatings published a report on online dating services which reported "in the past year, the personals sub-category has increased 54% in unique audience," while, in contrast, "the total digital media universe has only increased 5%." In November 2003, Jupiter Research estimated that 2003 revenues for the U.S. online personals industry would be $313 million, growing to $642 million in 2008. 21% of Internet users browsed online personals in the last year and 13% posted their own profiles" (Nov. 2003) Similarly, Hitwise, in February 2004, reported the market share of visits to online dating web sites in the U.S. has grown over 52% from January 2003 to January 2004, making online dating one of the fastest growing categories on the web.

RESTRUCTURING PLAN
The acquisition of Incode is expected to be the vehicle for the first stage of a BIB restructuring plan. The restructuring plan will include efforts to complete:
(1) the acquisition and development of strategic technologies and assets that drive improvement in the relative financial strength of BIB; (2) the disposition of assets and operating divisions that are dilutive to BIB's earnings and overall financial strength; and, (3) the refinancing of BIB's various financing arrangements.

Gail Binder, chief executive officer of BIB Holdings, said, "We are very excited about the expected Incode acquisition, which we expect to be but the first step in the reinvention of our business. We believe that our proposed restructuring is and will be critical to maximizing the long-term wealth of our shareholders and we look forward to executing our plans in the near term."

The acquisition agreement calls for BIB to acquire 100% of the capital stock of Incode for one million shares of a new class of preferred stock in BIB that is convertible into two hundred million shares of common stock eighteen months after closing. The Incode acquisition is subject to various conditions which must be satisfied prior to closing. More information regarding either of Incode's or BIB's plans was not disclosed at the time of this release.

ABOUT INCODE CORPORATION
Incode is a private company whose business model is the acquisition, development and commercialization of innovative subscription-based eBusinesses. Additional information is available online at www.incodetech.com.

ABOUT BIB HOLDINGS LTD.
BIB Holdings Ltd. designs, manufactures, imports, sells and markets branded and non-branded apparel. The company has a showroom in New York, a distribution center in Pennsylvania and a distribution center in Las Vegas, within a Foreign Trade Zone. The company designs, sources and markets a brand of high quality apparel under the m.Sasson, Elk Canyon and New Terrain labels as well as private label. Product lines have included underwear, loungewear and outerwear, as well as accessories such as ties, hats, scarves, gloves, jewelry, backpacks and small leather goods as well as apparel. BIB Holdings Ltd. distributes its clothing via leading retailers throughout the United States and abroad. Additional information is available online at www.msasson.com.

SAFE HARBOR STATEMENT
This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of BIB Holdings Ltd., and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.